Exhibit 99.1

February 22, 2018

IDACORP, Inc. Announces Fourth Quarter and Year-End 2017 Results, Initiates 2018 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) recorded fourth quarter 2017 net income attributable to IDACORP of $38.9 million, or $0.77 per diluted share, compared with $33.2 million, or $0.66 per diluted share, in the fourth quarter of 2016. IDACORP reported 2017 net income attributable to IDACORP of $212.4 million, or $4.21 per diluted share, compared with $198.3 million, or $3.94 per diluted share, in 2016.

Idaho Power Company, IDACORP's principal operating subsidiary, reported fourth quarter 2017 net income of $37.2 million, compared with $28.9 million for the same period in 2016, and 2017 net income of $206.3 million, compared with $189.2 million in 2016.

"Many factors contributed to IDACORP's tenth consecutive year of earnings growth," said IDACORP President and CEO Darrel Anderson. "Strong economic activity in our region, productive regulatory outcomes, and continued prudent oversight of our operating expenses helped lift our operating income."

IDACORP is initiating its full year 2018 earnings guidance in the range of $4.10 to $4.25 per diluted share, with Idaho Power projecting to use less than $5 million of additional accumulated deferred investment tax credits under the Idaho regulatory stipulation. The full $45 million of tax credits remain available for future use, as Idaho Power did not record any additional tax credit amortization in 2017. This earnings guidance assumes normal weather conditions and further productive regulatory outcomes in 2018.

"For 2018, IDACORP’s strategy remains focused on growth, operational efficiency, and enhanced customer experience—actions that benefit both our customers and shareholders," said Anderson. "We also continue to work with our state regulatory commissions to deliver benefits from income tax reform to our customers."

Performance Summary

A summary of financial highlights for the periods ended December 31, 2017 and 2016 is as follows (in thousands except per share amounts):

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net income attributable to IDACORP, Inc.	$38,852	$33,213	$212,419	$198,288
Average outstanding shares – diluted (000’s)	50,474	50,407	50,424	50,373
IDACORP, Inc. earnings per diluted share	$0.77	$0.66	$4.21	$3.94

The table below provides a reconciliation of net income attributable to IDACORP for the three months and years ended December 31, 2016 and 2017 (items are in millions and are before related tax impact unless otherwise noted).

	Three months ended		Year ended
Net income attributable to IDACORP, Inc. - December 31, 2016		$33.2		$198.3
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	$2.2		$9.2
Usage per customer, net of associated power supply costs and power cost adjustment mechanisms	(2.3)		9.9
Fixed cost adjustment (FCA) revenues	1.6		(12.1)
Revenues per MWh, net of associated power supply costs and power cost adjustment mechanisms	3.7		34.1
Transmission wheeling and other revenue	2.8		11.9
Other operating and maintenance (O&M) expenses	1.8		2.2
Depreciation expense	(3.6)		(18.4)
Other changes in operating revenues and expenses, net	(0.2)		(1.2)
Increase in Idaho Power operating income	6.0		35.6
Earnings of unconsolidated equity-method investments	4.9		(1.6)
Non-operating income and expenses	(3.8)		(2.8)
Reversal of additional Accumulated Deferred Investment Tax Credits (ADITC)	1.5		—
Income tax expense (excluding additional ADITC amortization)	(0.3)		(14.1)
Total increase in Idaho Power net income		8.3		17.1
IDACORP income in 2016 from legal settlement (net of tax)		(3.7)		(3.7)
Other IDACORP changes (net of tax)		1.1		0.7
Net income attributable to IDACORP, Inc. - December 31, 2017		$38.9		$212.4

Net Income - Fourth Quarter 2017

IDACORP's net income increased $5.7 million for the fourth quarter 2017 compared with the same period in 2016. For the quarter, Idaho Power's net income increased $8.3 million compared with last year.

Continued customer growth at Idaho Power increased operating income by $2.2 million, which was more than offset by a $2.3 million decrease from lower usage per customer in the fourth quarter of 2017 compared with the same period in 2016. FCA revenues added $1.6 million to operating income when compared with the prior year. Temperatures were more moderate in December 2017, when the winter peak generally begins, than in December 2016.

The settlement stipulations related to the North Valmy power plant (Valmy Plant) discussed in more detail below resulted in increased general business revenues in the fourth quarter of 2017 when compared with 2016, increased net depreciation expense, and increased associated income tax expenses for the quarter, including plant-related flow-through tax adjustments. Most of the $3.7 million increase in "Revenues per MWh, net of associated power supply costs and power cost adjustment mechanisms" in the table above reflects the increase in general business revenues from the Valmy Plant settlement stipulations, and most of the $3.6 million increase in "Depreciation expense" in the table above reflects the increase in depreciation expense.

During the fourth quarter of 2017, Idaho Power benefited from a $2.8 million increase in transmission wheeling and other revenue. This change was primarily due to an increase in wheeling volumes and an increase in Idaho Power's Open Access Transmission Tariff, or OATT, rates over the same period in 2016.

Over the same comparative period, O&M expenses decreased $1.8 million, primarily due to a $2.4 million benefit related to previously expensed energy efficiency rider-funded costs deemed to be prudently incurred and a $1.2 million reduction in thermal O&M expenses due to lower generation at thermal plants. These decreases in O&M were partially offset by a $2.5 million increase in O&M related to a pending settlement stipulation in Idaho that established the reasonableness of Hells Canyon Complex (HCC) relicensing costs incurred through December 2015.

Changes in non-operating income and expenses, net, reduced operating income by $3.8 million when compared with the fourth quarter of 2016, primarily related to a decrease in allowance for funds used during construction, or AFUDC. In 2017, Idaho Power reduced AFUDC by $2.5 million related to the pending HCC settlement stipulation noted above.

During the fourth quarter of 2016, Idaho Power reversed the $1.5 million of additional ADITC previously accrued through September 2016. No additional ADITC was recorded in either 2017 or 2016; as such, at December 31, 2017, the full $45 million of additional ADITC remained available for future use. Other income tax expense increased by $0.3 million primarily related to higher pre-tax income. These increases were partially offset by the net effects of regulatory flow-through income tax adjustments at Idaho Power.

IDACORP's net income for the fourth quarter 2016 also included $3.7 million of income, net of tax, which was the result of a December 2016 settlement relating to the California energy market proceedings.

Net Income - Full Year 2017
IDACORP's 2017 net income increased $14.1 million compared with 2016, primarily from higher net income at Idaho Power. Customer growth in 2017 contributed to an increase in Idaho Power's operating income of $9.2 million compared with 2016, as the number of Idaho Power customers grew by 2.0 percent over 2016. Warmer summer temperatures and colder winter temperatures during 2017 compared with 2016 led to increased sales volumes on a per-customer basis, primarily for residential customers using energy for heating and cooling. The increased residential sales volumes resulted in residential sales making up a larger portion of the sales mix and contributed to a greater proportion of residential sales in higher rate categories under Idaho Power's tiered rate structure. Higher levels of commercial and industrial activity in Idaho Power's service area also led to an increase in sales volumes on a per customer basis for commercial and industrial customers. Higher usage per customer in 2017 compared with 2016 increased Idaho Power's operating income by $9.9 million during that period. The FCA mechanism reduced operating income by $12.1 million during 2017 compared with 2016, as the increased usage per customer led to less FCA revenue needed to recover fixed costs. The Valmy Plant settlement stipulation described below, along with the residential sales changes noted above, led to a $34.1 million increase in operating income due to the resulting increase in revenues per MWh.

During 2017, Idaho Power benefited from an $11.9 million increase in transmission wheeling and other revenue compared with 2016. This change was primarily due to an increase in wheeling volumes, an increase in Idaho Power's OATT rates, and a new long-term wheeling agreement that became effective in July 2016.

In 2017, the IPUC and OPUC each approved settlement stipulations related to Idaho Power’s plan to end its participation in coal-fired operations at the Valmy Plant by the end of 2025. The settlement stipulations resulted in increased general business revenues in 2017, increased net depreciation expense, and increased associated income tax expense, including plant-related flow-through tax adjustments. Most of the $34.1 million increase in "Revenues per MWh, net of associated power supply costs and power cost adjustment mechanisms" in the table above reflects the increase in general business revenues from the Valmy Plant settlement stipulations, and most of the $18.4 million increase in "Depreciation expense" in the table above reflects the increase in depreciation expense. Compared with Idaho Power’s estimate of what ongoing net income would have been without the settlement stipulations, the settlement stipulations are expected to increase after-tax net income by approximately $5 million on an annual basis. Idaho Power expects the ongoing annual benefit to net income from the Valmy Plant settlement stipulations to decline slightly each year through 2028, primarily due to the annual decline in Valmy Plant-related rate base, which is expected to be fully depreciated by December 31, 2028.

O&M expenses decreased $2.2 million in 2017 compared with 2016, primarily due to a $2.4 million benefit related to previously expensed energy efficiency rider-funded costs deemed to be prudently incurred and a $2.7 million decrease in thermal O&M expenses due to lower generation at thermal plants. These decreases in O&M were partially offset by a $2.5 million increase in O&M related to a pending settlement stipulation in Idaho that established the reasonableness of HCC relicensing costs incurred through December 2015.

Changes in non-operating income and expenses, net, reduced operating income by $2.8 million when compared with 2016 primarily related to a decrease in AFUDC. In 2017, Idaho Power reduced AFUDC by $2.5 million related to the pending HCC settlement stipulation noted above.

Idaho Power's income tax expense was higher in 2017 compared with 2016, primarily due to higher pre-tax income and the $5.6 million flow-through benefit of tax deductible make-whole premiums that Idaho Power paid in connection with the early redemption of long-term debt in 2016. There were no early redemptions of long-term debt in 2017. These increases in income tax expense were partially offset by greater net flow-through income tax items at Idaho Power.

IDACORP's 2016 net income also included $3.7 million of income, net of tax, which was the result of a December 2016 settlement relating to the California energy market proceedings.

2018 Annual Earnings Guidance and Estimated Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2018. The 2018 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	2018 Estimate(1)	2017 Actual
IDACORP Earnings Guidance (per diluted share)	$4.10-$4.25	$4.21
Idaho Power Operating & Maintenance Expense	$345-$355	$350
Idaho Power Additional Amortization of ADITC	Less than $5	None
Idaho Power Capital Expenditures (excluding AFUDC)	$280-$290	$277
Idaho Power Hydroelectric Generation (MWh)	7.5-9.5	8.9
(1) As of February 22, 2018.

More detailed financial information is provided in IDACORP's Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on the company's website (www.idacorpinc.com), or by calling (800) 242-0681 for listen-only mode. There is no passcode required; simply request to be connected to the "IDACORP, Inc." call. The conference call logistics are also posted on the company's website and will be included in the company's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. With 17 low-cost hydroelectric projects as the core of its generation portfolio, Idaho Power's more than 545,000 residential, business and agricultural customers pay some of the nation's lowest prices for electricity. To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance and estimated key operating and financial metrics, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions, the Federal Energy Regulatory Commission, and other regulators that impact Idaho Power's ability to recover costs and earn a return, including the impact of settlement stipulations; (b) the expense and risks associated with capital expenditures for infrastructure, and the timing and availability of cost recovery for such expenditures through customer rates; (c) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area and the loss or change in the business of significant customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery in the event of those changes; (d) the impacts of economic conditions, including inflation, the potential for changes in customer demand for electricity, revenue from sales of excess power, financial soundness of counterparties and suppliers, and the collection of receivables; (e) unseasonable or severe weather conditions, wildfires, drought, and other natural phenomena and natural disasters, including climate change which affect customer demand, hydroelectric generation levels, repair costs, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of self-generation or energy efficiency technologies that reduce loads or reduce Idaho Power's sale of electric power; (g) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (h) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover resulting increased costs through rates; (i) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydroelectric facilities; (j) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, or a credit downgrade; (k) accidents, fires (either at or caused by Idaho Power's facilities), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power's assets, which can cause unplanned outages, reduce generating output, damage the companies’ assets, operations, or reputation, subject the companies to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties; (l) the increased costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (m) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission system may cause Idaho Power to incur repair costs and purchase replacement power at increased costs; (n) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (o) reductions in credit ratings, which could adversely impact access to capital markets, increase borrowing costs, and would require the posting of additional collateral to counterparties pursuant to credit and contractual arrangements; (p) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (q) changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities; (r) the ability to continue to pay dividends based on financial performance and in light of contractual covenants and restrictions and regulatory limitations; (s) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to retain skilled workers, and the ability to adjust the labor cost structure when necessary; (t) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation; (u) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydroelectric facilities; (v) the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of operational changes through insurance or rates, or from third parties; (w) the failure of information systems or the failure to secure data, failure to comply with privacy laws, security breaches, or the direct or indirect effect on the companies' business, operations, or reputation resulting from cyber attacks, terrorist incidents or the threat of terrorist incidents, and acts of war; (x) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement new technology solutions; and (y) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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